Exhibit 10.1

EXECUTION VERSION

SUPPORT AGREEMENT

This SUPPORT AGREEMENT (this “Agreement”), dated as of June 2, 2016, is entered into by and among Talen Energy Corporation, a Delaware corporation (the “Company”), Raven Power Holdings LLC, C/R Energy Jade, LLC and Sapphire Power Holdings LLC, each a Delaware limited liability company (each a “Holder” and collectively, the “Holders”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement (as defined below).

RECITALS

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company has entered into an Agreement and Plan of Merger (as may be amended from time to time in accordance with its terms, the “Merger Agreement”) with RPH Parent LLC, CRJ Parent LLC and SPH Parent LLC, each a Delaware limited liability company (collectively, “Parent”), and RJS Merger Sub Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), dated as of the date hereof, pursuant to which, upon the terms and subject to the conditions set forth therein, Merger Sub will merge with and into the Company, with the Company as the surviving corporation;

WHEREAS, the Holders, collectively, beneficially own 44,974,658 shares of Company Common Stock as of the date hereof (collectively, together with any shares of Company Common Stock subsequently acquired, the “Subject Shares”);

WHEREAS, as a condition to the willingness of the Company to enter into the Merger Agreement and as an inducement and in consideration therefor, the Company has required that the Holders agree, and the Holders have agreed, to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual premises, covenants and agreements contained in this Agreement, the parties intending to be legally bound, hereby agree as follows:

ARTICLE I

VOTING

Section 1.1 Agreement to Vote. Each Holder hereby agrees that:

(a) at any meeting of stockholders of the Company (or any adjournment or postponement thereof) or in any other circumstance upon which a vote, consent or other approval (including a written consent) with respect to the Merger Agreement, the Merger or any other transaction contemplated by the Merger Agreement is sought, such Holder shall vote or execute consents with respect to (or cause to be voted or consents to be executed with respect to) all Subject Shares beneficially owned by such Holder as of the applicable record date in favor of the adoption and approval of the Merger Agreement, the Merger and any other transaction contemplated by the Merger Agreement.

(b) such Holder shall vote or execute consents with respect to (or cause to be voted or consents to be executed with respect to) all Subject Shares beneficially owned by such Holder as of the applicable record date against each of the following matters at any meeting of stockholders of the Company (or any adjournment or postponement thereof), or in any other circumstance upon which a vote, consent or other approval (including a written consent) with respect to any of the following matters is sought: any action or agreement that is not recommended by the Company Board and that would reasonably be expected to (A) result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement, (B) result in any of the conditions to the consummation of the Merger under the Merger Agreement not being fulfilled or (C) materially impede, frustrate, interfere with, delay or postpone the Merger and the other transactions contemplated by the Merger Agreement.

Section 1.2 Further Assurances. Each Holder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as the Company may reasonably request to the extent necessary to effectively carry out the transactions contemplated by this Agreement.

Section 1.3 Transfers. Each Holder agrees that until the termination of this Agreement, such Holder shall not, except as contemplated by this Section 1.3, sell, transfer, pledge, assign, encumber, hypothecate or otherwise dispose of (including by gift) (collectively, “Transfer”), or enter into any Contract or option or other arrangement (including any profit sharing arrangement) with respect to the Transfer of, any Subject Shares to any Person other than pursuant to the Merger. Notwithstanding the foregoing, the Holders may Transfer, subject to the terms of the Stockholders Agreement, any Subject Shares to any other Holder or to any of their respective Affiliates, Parent or Merger Sub; provided that the effectiveness of any such Transfers shall be conditioned on the transferee agreeing in writing to be bound by the provisions of this Agreement and the Stockholder Agreement in a form reasonably satisfactory to the Company; provided, further, notwithstanding such Transfer, the transferor shall remain liable hereunder as though still a party hereto.

Section 1.4 Voting Arrangements. Except for this Agreement and the Stockholders Agreement, each Holder shall not enter into any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to its Subject Shares (other than solely among the Affiliates who are bound to this Agreement with respect to the applicable Subject Shares) and shall not commit or agree to take any of the foregoing actions.

Section 1.5 Representations of Each Holder. Each Holder hereby represents and warrants to the Company, severally and not jointly, with respect to such Holder and such Holder’s ownership of the Subject Shares as follows:

(a) Authority. Such Holder is a limited liability company duly organized, validly existing and in good standing under the Laws of Delaware and has all requisite limited liability company power and authority necessary to execute and deliver this Agreement, to comply with and perform its respective obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by such Holder or its compliance with and performance of this Agreement, and the consummation by such Holder of the transactions contemplated hereby, has been duly authorized and approved by all necessary action by such Holder (including by the board of directors or applicable corporate bodies), and no other limited liability company action on the part of such Holder is necessary to authorize the execution and delivery of and performance by such Holder under this Agreement. This Agreement has been duly executed and delivered by such Holder and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of such Holder, enforceable against it in accordance with its terms, except that such enforceability may be subject to a Bankruptcy and Equity Exception. Other than as provided in the Merger Agreement with respect to the Transactions and any filings by such Holder with the SEC, the execution, delivery and performance by such Holder of this Agreement does not require any consent of or Permit from any Governmental Authority, other than any consent or Permit the failure of which to make or obtain would not, individually or in the aggregate, be reasonably expected to prevent or materially delay the consummation of the Merger or such Holder’s ability to observe or perform its obligations hereunder.

(b) Noncontravention. Neither the execution and delivery of this Agreement by such Holder nor the consummation by such Holder of the transactions contemplated hereby, nor the performance of or compliance with any of the terms or provisions hereof by such Holder, will conflict with, result in a breach of, constitute a default (with or without notice or lapse of time or both) under or violate (i) any provision of any Contract, Permit, Order or Law applicable to such Holder or (ii) conflict with or violate any provision of the certificate of formation and operating agreement of such Holder, in the case of clause (i) except as would not, individually or in the aggregate, be reasonably expected to prevent or materially delay the consummation of the Merger or such Holder’s ability to observe or perform its obligations hereunder.

(c) The Subject Shares. As of the date of this Agreement, such Holder owns beneficially and of record the Subject Shares set forth opposite such Holder’s name on Schedule I hereto, free and clear of any and all Liens and free of any restriction on the right to vote, sell or otherwise dispose of such Subject Shares, other than any of the foregoing that would not prevent or materially delay such Holder’s ability to perform or comply with its obligations hereunder. As of the date of this Agreement, such Holder does not own, of record or beneficially, any shares of capital stock of the Company other than the Subject Shares set forth opposite such Holder’s name on Schedule I hereto (except that such Holder may be deemed to beneficially own Subject Shares owned by other Holders). Such Holder has, or will have at the time of the applicable meeting of stockholders of the Company, the right to vote or direct the vote of its Subject Shares and none of such Subject Shares is subject to any Contracts with respect to the voting thereof that would prevent or materially delay such Holder’s ability to perform its obligations hereunder. There are no Contracts of any kind, contingent or otherwise, obligating such Holder to Transfer, or cause to be Transferred, any of the Subject Shares set forth opposite such Holder’s name on Schedule I hereto (other than a Transfer from one Holder to another Holder) and no Person has any contractual or other right or obligation to purchase or otherwise acquire any of such Subject Shares.

(d) Reliance by the Company. Such Holder understands and acknowledges that the Company is entering into the Merger Agreement in reliance upon such Holder’s execution and delivery of this Agreement.

(e) Legal Proceedings. As of the date of this Agreement, there are no Proceedings pending or, to the knowledge of such Holder, threatened against such Holder that questions the validity of this Agreement or any action taken or to be taken by such Holder in connection with this Agreement.

(f) Finders Fees. Except for Goldman, Sachs & Co. and RBC Capital Markets, no broker, investment bank, financial advisor or other Person is entitled to any broker’s, finder’s, financial adviser’s or similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Holder.

Section 1.6 Representations and Warranties of the Company. The Company represents and warrants to the Holders as follows: (i) the Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all necessary corporate power and authority to execute and deliver this Agreement and to comply with and perform its obligations hereunder and to consummate the transactions contemplated hereby; (ii) the execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby, have been duly authorized and approved by the Company Board, and no other corporate action on the part of the Company is necessary to authorize the execution and delivery of and performance by the Company under this Agreement and the consummation by it of the transactions contemplated hereby; (iii) this Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability may be subject to a Bankruptcy and Equity Exception; (iv) other than as provided in the Merger Agreement with respect to the Transactions and any filings by the Company with the SEC, the execution, delivery and performance by the Company of this Agreement does not require any consent of or Permit from any Governmental Authority, other than any consent or Permit the failure of which to make or obtain would not, individually or in the aggregate, be reasonably expected to prevent or materially delay the consummation of the Merger or the Company’s ability to observe or perform its obligations hereunder; and (v) other than as provided in the Merger Agreement, neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby, nor the performance of or compliance with any of the terms or provisions hereof by the Company, will conflict with, result in a breach of, constitute a default (with or without notice or lapse of time or both) under or violate any provision of any Contract, Permit, Order or Law applicable to the Company or any of its Subsidiaries or conflict with or violate any provision of the certificate of incorporation and bylaws of the Company, in each case except as would not, individually or in the aggregate, be reasonably expected to prevent or delay the consummation of the Merger or the Company’s ability to observe or perform its obligations hereunder.

Section 1.7 Additional Acknowledgements. Each of the Company and each Holder expressly acknowledges and agrees that (a) Section 4.12 (with respect to each Holder rather than Parent and Merger Sub) and Section 3.23 of the Merger Agreement are incorporated by reference herein, mutatis mutandis and (b) each Holder is entering into this Agreement solely in such Holder’s capacity as the record holder or beneficial owner of Subject Shares and in no other capacity whatsoever.

ARTICLE II

MISCELLANEOUS

Section 2.1 Notices. All notices, requests, claims, demands and other communications under this Agreement to any party hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed), sent by overnight courier (providing proof of delivery), sent by registered or certified mail (postage prepaid, return receipt requested) or sent by electronic mail to the respective parties at the following addresses:

if to the Holders, to:

Riverstone Holdings LLC

712 Fifth Avenue, 36th Floor

New York, New York 10019

Attention:             General Counsel

Facsimile:            (212) 271-2928

Email:                  scoats@riverstonellc.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention:             Igor Kirman

 Edward J. Lee

Facsimile:            (212) 403-2000

Email(s):              IKirman@WLRK.com

 EJLee@WLRK.com

and

Vinson & Elkins LLP

1001 Fannin Street, Suite 2500

Houston, Texas 77002

Attention:             Trina Chandler

Facsimile:            (713) 615-5088

Email:                  tchandler@velaw.com

if to the Company, to:

Talen Energy Corporation

853 Hamilton Street, Suite 150

Allentown, Pennsylvania 18101

Attention:             General Counsel

Facsimile:            (610) 774-2755

Email(s):              paul.breme@talenenergy.com

 thomas.douglass@talenenergy.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attention:             Andrew Calder

 Sarkis Jebejian, P.C.

 David Beller

Facsimile:            (212) 446-4900

Emails:                 andrew.calder@kirkland.com

 sarkis.jebejian@kirkland.com

 david.beller@kirkland.com

or such other address, facsimile number or electronic mail address as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 2.2 Governing Law and Jurisdiction.

(a) Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in this Section 2.2 in any such action or proceeding by mailing copies thereof by registered or certified United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to this Article II. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

(b) This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, will be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereunder in any court other than the aforesaid courts. Each of the parties hereto by this Agreement irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with Section 2.2(a), (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 2.3 Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereunder are fulfilled to the extent possible.

Section 2.4 Excess Parent Liability.

(a) If and solely to the extent that, pursuant to the terms and conditions of the Merger Agreement, subject to any limitations contained therein (including Section 7.3) and in the Guarantee, Parent’s aggregate payment obligation to the Company for (x) Parent Expense Reimbursement Obligations (for clarity, not to exceed $10,000,000), if any, if and when payable pursuant to the terms of the Merger Agreement, plus (y) Parent Collection Expense Obligations (for clarity, not to exceed $10,000,000), if any, if and when payable pursuant to the terms of the Merger Agreement, plus (z) the Parent Termination Fee (for clarity, not to exceed $85,000,000), if any, if and when payable pursuant to the terms of the Merger Agreement, exceeds $90,000,000, the Company shall be entitled to seek payment from the Holders, severally and not jointly, in an aggregate amount equal to the excess, if any, of (i) the sum of clauses (x) through (z) over (ii) $90,000,000 (the “Excess Payment Amount”) (it being understood that any payment by any such Holder of any amount of the Excess Payment Amount hereunder shall be in full satisfaction of any obligation of Parent or any other Person with respect to such amount under the Merger Agreement, Guarantee or otherwise). Notwithstanding anything to the contrary contained herein, the Excess Payment Amount shall not, in the aggregate, exceed $15,000,000; provided, further, that each Holder’s several (and not joint) maximum liability, if any, under this Section 2.4(a) shall in all cases be limited to compensatory damages (irrespective of the form of the claim or action, whether in contract, tort or otherwise) not in excess of such Holder’s Pro Rata Portion of the Excess Payment Amount (if any). For purposes of this Agreement, “Pro Rata Portion” means, for each Holder, the percentage set forth opposite such Holder’s name on Schedule II hereto. To the extent Parent or Merger Sub is relieved of its applicable obligations under the Merger Agreement, the Holders shall likewise be relieved of their applicable obligations hereunder, and the Holders shall be entitled to the benefit of any defenses, limitations, caps or disclaimers of damages that may be available to Parent or Merger Sub under the Merger Agreement.

(b) Notwithstanding anything to the contrary, each Holder’s Pro Rata Portion of the Excess Payment Amount, if and to the extent payable pursuant to Section 2.4(a), shall be the sole and exclusive liability imposed on each such Holder in connection with any liability of Parent or of any other Person arising out of or related to the Merger Agreement, the Guarantee, this Agreement (other than as expressly set forth herein), the Confidentiality Agreement or the Debt Commitment Letter and/or any of the transactions contemplated thereby, and in no event shall the Company, its Affiliates, their respective stockholders or Representatives or any other Person seek, directly or indirectly, to recover against any of the Holders, or compel any payment by any of the Holders of, any damages or other payments whatsoever that are, in aggregate, in excess of each such Holder’s Pro Rata Portion of the Excess Payment Amount, if any. Without limiting any other limitations of liability for the benefit of the Holders under this Agreement, the Merger Agreement or the Guarantee, Sections 4(b), 9 and 10 of the Guarantee are hereby expressly incorporated by reference, mutatis mutandis.

Section 2.5 Remedies. Subject to this Section 2.5 and the terms of the Merger Agreement, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that, unless this Agreement has been validly terminated in accordance its terms, the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any of the courts referred to in Section 2.2(b), in addition to any other remedy to which they are entitled at law or in equity, in each case subject to the terms of the Merger Agreement (including Sections 7.2, 7.3 and 8.9 thereof). Subject to this Section 2.5, each party hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by such party, and to specifically enforce the terms and provisions of this Agreement to prevent breaches of, or to enforce compliance with, the covenants and obligations of such party under this Agreement. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction. The parties hereto further agree that by seeking the remedies provided for in this Section 2.5, a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement (including, subject to the limitations hereof and in the Merger Agreement, monetary damages) in the event that the remedies provided for in this Section 2.5 are not available or otherwise are not granted.

Section 2.6 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREUNDER. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE

OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 2.6.

Section 2.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties; provided, that a Holder may, without the prior written consent of the Company, assign any or all of its rights and obligations under this Agreement to one or more of its Affiliates pursuant to a Transfer permitted by Section 1.3; provided, further, that any assignment pursuant to the foregoing clause shall not limit or affect such Holder’s obligations under this Agreement as a primary obligor. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 2.7 shall be null and void.

Section 2.8 Counterparts; Section Headings. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by electronic communication, facsimile or otherwise) to the other parties. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic image scan transmission shall be effective as delivery of a manually executed counterpart of this Agreement. The article and section headings of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Section 2.9 Entire Agreement. This Agreement (subject to the terms and conditions of the Merger Agreement) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and is binding solely on, and inures solely to the benefit of, the parties hereto and their respective successors and permitted assigns, and nothing set forth in this Agreement shall be construed to confer upon or give to any Person other than the Company, Parent, Merger Sub, Guarantor and each Guarantor Non-Recourse Party (as defined in the Guarantee), and their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement or to confer upon or give to any Person any rights or remedies against any Person other than the Holders under or by reason of this Agreement.

Section 2.10 Amendments. This Agreement may not be amended except by an instrument in writing signed by the parties hereto. No provision of this Agreement may be waived, discharged or terminated other than by an instrument in writing signed by the party against whom the enforcement of such waiver, discharge or termination is sought.

Section 2.11 Termination of Agreement. Except for Section 2.4 (which shall terminate automatically upon termination of the Guarantee), this Agreement shall be automatically terminated without further action upon the earliest to occur of (A) the Effective Time, (B) the termination of the Merger Agreement in accordance with its terms, (C) a Company Adverse Recommendation Change and (D) the written agreement of the Holders and the Company to terminate this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

Talen Energy Corporation

By:	/s/ Paul A. Farr
Name:	Paul A. Farr
Title:	President and Chief Executive Officer

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

Raven Power Holdings LLC

By:	/s/ Carl L. Williams
Name:	Carl L. Williams
Title:	Authorized Person

C/R Energy Jade, LLC

By:	/s/ Carl L. Williams
Name:	Carl L. Williams
Title:	Authorized Person

Sapphire Power Holdings LLC

By:	/s/ Carl L. Williams
Name:	Carl L. Williams
Title:	Authorized Person

[Signature Page to Support Agreement]